UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934

(Amendment No 22 )1

TradeStation Group, Inc.

(Name of Issuer)

Common Stock, $.01 par value

(Title of Class of Securities)

89267P 10 5

(CUSIP Number)

William R. Cruz

TradeStation Group, Inc.

8050 S.W. 10th Street

Suite 4000

Plantation, Florida 33324

(954) 652-7000

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

September 14, 2009

(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7 for other parties to whom copies are to be sent.

———————

[1] The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 89267P 10 5                                              13D                                            Page 2 of 36 Pages

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) WRCF-I 1997 Limited Partnership
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a)
(b)

3		SEC USE ONLY
4		SOURCE OF FUNDS* Not Applicable
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6		CITIZENSHIP OR PLACE OF ORGANIZATION Texas
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 2,403,738
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER 2,403,738
	10	SHARED DISPOSITIVE POWER -0-
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,403,738
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.7%
14		TYPE OF REPORTING PERSON* PN

CUSIP No. 89267P 10 5                                              13D                                            Page 3 of 36 Pages

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) WRCF-II 1997 Limited Partnership
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a)
(b)

3		SEC USE ONLY
4		SOURCE OF FUNDS* Not Applicable
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6		CITIZENSHIP OR PLACE OF ORGANIZATION Texas
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 200,000
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER 200,000
	10	SHARED DISPOSITIVE POWER -0-
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 200,000
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.5%
14		TYPE OF REPORTING PERSON* PN

CUSIP No. 89267P 10 5                                              13D                                            Page 4 of 36 Pages

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) William R. Cruz
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a)
(b)

3		SEC USE ONLY
4		SOURCE OF FUNDS* Not Applicable
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6		CITIZENSHIP OR PLACE OF ORGANIZATION Texas
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 2,603,838
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER 2,603,838
	10	SHARED DISPOSITIVE POWER -0-
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,603,838
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 6.2%
14		TYPE OF REPORTING PERSON* PN

CUSIP No. 89267P 10 5                                              13D                                            Page 5 of 36 Pages

This Amendment No. 21 further amends Items 4 and 5 of the Statement on Schedule 13D filed by William R. Cruz with the Securities and Exchange Commission on January 10, 2001, as previously amended by Amendment No. 1 filed on May 10, 2002, Amendment No. 2 filed on February 13, 2004, Amendment No. 3 filed on June 7, 2004, Amendment No. 4 filed on September 17, 2004, Amendment No. 5 filed on December 1, 2004, Amendment No. 6 filed on January 10, 2005, Amendment No. 7 filed on August 24, 2005, Amendment No. 8 filed on November 4, 2005, Amendment No. 9 filed on December 2, 2005, Amendment No. 10 filed on March 10, 2006, Amendment No. 11 filed on May 22, 2006, Amendment No. 12 filed on August 28, 2006, Amendment No. 13 filed on February 26, 2007, Amendment No. 14 filed on May 25, 2007, Amendment No. 15 filed on August 29, 2007, Amendment No. 16 filed on February 22, 2008, Amendment No. 17 filed on April 7, 2008, Amendment No. 18 filed on May 30, 2008, Amendment No. 19 filed on September 8, 2008, Amendment No. 20 filed on April 28, 2009 and Amendment No. 21 filed on July 1, 2009 ("Amendment No. 21"), with respect to the Common Stock, $.01 par value (“Common Stock”), of TradeStation Group, Inc.

Item 4.

Purpose of Transaction.

Item 4 is hereby amended by deleting the last paragraph of Item 4 of Amendment No. 21 and adding the following two paragraphs:

This Amendment is being filed in connection with the sale by WRCF-I 1997 Limited Partnership of 750,000 shares of Common Stock pursuant to a Rule 10b5-1 Sales Plan and to provide updating information.

Except as described in the preceding paragraphs, the Reporting Persons have no present plans or proposals that relate to or would result in any of the matters required to be set forth in items (a) through (j) of Item 4 of Schedule 13D.

Item 5.

Interest in Securities of the Issuer.

Information with respect to WRCF-I 1997 Limited Partnership:

(a)

Aggregate number and percentage of Common Stock owned: See Items 11 and 13 of the applicable cover page.  Pursuant to Rule 13d-4, WRCF-I 1997 Limited Partnership expressly declares that the filing of this Schedule 13D shall not be construed as an admission that WRCF-I 1997 Limited Partnership is, for the purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by this Schedule 13D other than the securities specified in Item 11 of the applicable cover page.

(b)

Shared versus sole voting and dispositive power:  See Items 7, 8, 9 and 10 of the applicable cover page.

(c)

Transactions since most recent filing on Schedule 13D  through September 14, 2009:

(1)

On July 28, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $7.70 per share;

(2)

On July 28, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $7.63 per share;

(3)

On July 28, 2009, the limited partnership sold 1,100 shares of Common Stock on the open market for $7.62 per share;

(4)

On July 28, 2009, the limited partnership sold 1,000 shares of Common Stock on the open market for $7.61 per share;

(5)

On July 28, 2009, the limited partnership sold 2,100 shares of Common Stock on the open market for $7.60 per share;

(6)

On July 28, 2009, the limited partnership sold 4,900 shares of Common Stock on the open market for $7.59 per share;

(7)

On July 28, 2009, the limited partnership sold 700 shares of Common Stock on the open market for $7.58 per share;

CUSIP No. 89267P 10 5                                              13D                                            Page 6 of 36 Pages

(8)

On July 28, 2009, the limited partnership sold 400 shares of Common Stock on the open market for $7.57 per share;

(9)

On July 28, 2009, the limited partnership sold 400 shares of Common Stock on the open market for $7.56 per share;

(10)

On July 28, 2009, the limited partnership sold 1,800 shares of Common Stock on the open market for $7.55 per share;

(11)

On July 28, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.54 per share;

(12)

On July 28, 2009, the limited partnership sold 1,700 shares of Common Stock on the open market for $7.52 per share;

(13)

On July 28, 2009, the limited partnership sold 3,500 shares of Common Stock on the open market for $7.51 per share;

(14)

On July 28, 2009, the limited partnership sold 1,728 shares of Common Stock on the open market for $7.50 per share;

(15)

On July 28, 2009, the limited partnership sold 4,972 shares of Common Stock on the open market for $7.49 per share;

(16)

On July 28, 2009, the limited partnership sold 3,500 shares of Common Stock on the open market for $7.48 per share;

(17)

On July 28, 2009, the limited partnership sold 2,200 shares of Common Stock on the open market for $7.47 per share;

(18)

On July 28, 2009, the limited partnership sold 1,000 shares of Common Stock on the open market for $7.46 per share;

(19)

On July 28, 2009, the limited partnership sold 1,200 shares of Common Stock on the open market for $7.45 per share;

(20)

On July 28, 2009, the limited partnership sold 3,500 shares of Common Stock on the open market for $7.44 per share;

(21)

On July 28, 2009, the limited partnership sold 1,500 shares of Common Stock on the open market for $7.43 per share;

(22)

On July 28, 2009, the limited partnership sold 800 shares of Common Stock on the open market for $7.42 per share;

(23)

On July 28, 2009, the limited partnership sold 2,200 shares of Common Stock on the open market for $7.41 per share;

(24)

On July 28, 2009, the limited partnership sold 1,600 shares of Common Stock on the open market for $7.40 per share;

(25)

On July 28, 2009, the limited partnership sold 3,700 shares of Common Stock on the open market for $7.39 per share;

(26)

On July 29, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $7.42 per share;

(27)

On July 29, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $7.39 per share;

(28)

On July 29, 2009, the limited partnership sold 1,006 shares of Common Stock on the open market for $7.38 per share;

CUSIP No. 89267P 10 5                                              13D                                            Page 7 of 36 Pages

(29)

On July 29, 2009, the limited partnership sold 5,000 shares of Common Stock on the open market for $7.37 per share;

(30)

On July 29, 2009, the limited partnership sold 2,100 shares of Common Stock on the open market for $7.36 per share;

(31)

On July 29, 2009, the limited partnership sold 2,100 shares of Common Stock on the open market for $7.35 per share;

(32)

On July 29, 2009, the limited partnership sold 1,600 shares of Common Stock on the open market for $7.34 per share;

(33)

On July 29, 2009, the limited partnership sold 3,500 shares of Common Stock on the open market for $7.33 per share;

(34)

On July 29, 2009, the limited partnership sold 2,400 shares of Common Stock on the open market for $7.32 per share;

(35)

On July 29, 2009, the limited partnership sold 1,800 shares of Common Stock on the open market for $7.31 per share;

(36)

On July 29, 2009, the limited partnership sold 3,000 shares of Common Stock on the open market for $7.30 per share;

(37)

On July 29, 2009, the limited partnership sold 4,594 shares of Common Stock on the open market for $7.29 per share;

(38)

On July 29, 2009, the limited partnership sold 1,100 shares of Common Stock on the open market for $7.28 per share;

(39)

On July 29, 2009, the limited partnership sold 1,500 shares of Common Stock on the open market for $7.27 per share;

(40)

On July 30, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.64 per share;

(41)

On July 30, 2009, the limited partnership sold 400 shares of Common Stock on the open market for $7.63 per share;

(42)

On July 30, 2009, the limited partnership sold 2,000 shares of Common Stock on the open market for $7.62 per share;

(43)

On July 30, 2009, the limited partnership sold 3,250 shares of Common Stock on the open market for $7.61 per share;

(44)

On July 30, 2009, the limited partnership sold 4,950 shares of Common Stock on the open market for $7.60 per share;

(45)

On July 30, 2009, the limited partnership sold 3,300 shares of Common Stock on the open market for $7.59 per share;

(46)

On July 30, 2009, the limited partnership sold 900 shares of Common Stock on the open market for $7.58 per share;

(47)

On July 30, 2009, the limited partnership sold 2,500 shares of Common Stock on the open market for $7.57 per share;

(48)

On July 30, 2009, the limited partnership sold 2,300 shares of Common Stock on the open market for $7.56 per share;

(49)

On July 30, 2009, the limited partnership sold 1,200 shares of Common Stock on the open market for $7.55 per share;

CUSIP No. 89267P 10 5                                              13D                                            Page 8 of 36 Pages

(50)

On July 30, 2009, the limited partnership sold 500 shares of Common Stock on the open market for $7.54 per share;

(51)

On July 30, 2009, the limited partnership sold 1,332 shares of Common Stock on the open market for $7.53 per share;

(52)

On July 30, 2009, the limited partnership sold 1,068 shares of Common Stock on the open market for $7.52 per share;

(53)

On July 30, 2009, the limited partnership sold 400 shares of Common Stock on the open market for $7.50 per share;

(54)

On July 30, 2009, the limited partnership sold 800 shares of Common Stock on the open market for $7.48 per share;

(55)

On July 30, 2009, the limited partnership sold 2,100 shares of Common Stock on the open market for $7.47 per share;

(56)

On July 30, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $7.46 per share;

(57)

On July 30, 2009, the limited partnership sold 2 shares of Common Stock on the open market for $7.44 per share;

(58)

On July 30, 2009, the limited partnership sold 98 shares of Common Stock on the open market for $7.43 per share;

(59)

On July 30, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $7.42 per share;

(60)

On July 30, 2009, the limited partnership sold 400 shares of Common Stock on the open market for $7.40 per share;

(61)

On July 31, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $7.49 per share;

(62)

On July 31, 2009, the limited partnership sold 600 shares of Common Stock on the open market for $7.48 per share;

(63)

On July 31, 2009, the limited partnership sold 3,089 shares of Common Stock on the open market for $7.47 per share;

(64)

On July 31, 2009, the limited partnership sold 3,471 shares of Common Stock on the open market for $7.46 per share;

(65)

On July 31, 2009, the limited partnership sold 6,729 shares of Common Stock on the open market for $7.45 per share;

(66)

On July 31, 2009, the limited partnership sold 6,404 shares of Common Stock on the open market for $7.44 per share;

(67)

On July 31, 2009, the limited partnership sold 4,575 shares of Common Stock on the open market for $7.43 per share;

(68)

On July 31, 2009, the limited partnership sold 1,832 shares of Common Stock on the open market for $7.42 per share;

(69)

On July 31, 2009, the limited partnership sold 600 shares of Common Stock on the open market for $7.41 per share;

(70)

On July 31, 2009, the limited partnership sold 1,100 shares of Common Stock on the open market for $7.40 per share;

CUSIP No. 89267P 10 5                                              13D                                            Page 9 of 36 Pages

(71)

On July 31, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $7.39 per share;

(72)

On July 31, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.36 per share;

(73)

On July 31, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $7.35 per share;

(74)

On August 3, 2009, the limited partnership sold 79 shares of Common Stock on the open market for $7.80 per share;

(75)

On August 3, 2009, the limited partnership sold 179 shares of Common Stock on the open market for $7.79 per share;

(76)

On August 3, 2009, the limited partnership sold 2,471 shares of Common Stock on the open market for $7.78 per share;

(77)

On August 3, 2009, the limited partnership sold 850 shares of Common Stock on the open market for $7.77 per share;

(78)

On August 3, 2009, the limited partnership sold 5,826 shares of Common Stock on the open market for $7.76 per share;

(79)

On August 3, 2009, the limited partnership sold 500 shares of Common Stock on the open market for $7.75 per share;

(80)

On August 3, 2009, the limited partnership sold 600 shares of Common Stock on the open market for $7.73 per share;

(81)

On August 3, 2009, the limited partnership sold 410 shares of Common Stock on the open market for $7.72 per share;

(82)

On August 3, 2009, the limited partnership sold 1,100 shares of Common Stock on the open market for $7.71 per share;

(83)

On August 3, 2009, the limited partnership sold 1,300 shares of Common Stock on the open market for $7.70 per share;

(84)

On August 3, 2009, the limited partnership sold 500 shares of Common Stock on the open market for $7.69 per share;

(85)

On August 3, 2009, the limited partnership sold 585 shares of Common Stock on the open market for $7.68 per share;

(86)

On August 3, 2009, the limited partnership sold 30 shares of Common Stock on the open market for $7.67 per share;

(87)

On August 3, 2009, the limited partnership sold 670 shares of Common Stock on the open market for $7.66 per share;

(88)

On August 3, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.65 per share;

(89)

On August 3, 2009, the limited partnership sold 900 shares of Common Stock on the open market for $7.64 per share;

(90)

On August 3, 2009, the limited partnership sold 1,900 shares of Common Stock on the open market for $7.63 per share;

(91)

On August 3, 2009, the limited partnership sold 2,000 shares of Common Stock on the open market for $7.62 per share;

CUSIP No. 89267P 10 5                                              13D                                            Page 10 of 36 Pages

(92)

On August 3, 2009, the limited partnership sold 1,523 shares of Common Stock on the open market for $7.61 per share;

(93)

On August 3, 2009, the limited partnership sold 737 shares of Common Stock on the open market for $7.60 per share;

(94)

On August 3, 2009, the limited partnership sold 1,714 shares of Common Stock on the open market for $7.59 per share;

(95)

On August 3, 2009, the limited partnership sold 650 shares of Common Stock on the open market for $7.58 per share;

(96)

On August 3, 2009, the limited partnership sold 1,652 shares of Common Stock on the open market for $7.57 per share;

(97)

On August 3, 2009, the limited partnership sold 498 shares of Common Stock on the open market for $7.56 per share;

(98)

On August 3, 2009, the limited partnership sold 1,000 shares of Common Stock on the open market for $7.55 per share;

(99)

On August 3, 2009, the limited partnership sold 600 shares of Common Stock on the open market for $7.54 per share;

(100)

On August 3, 2009, the limited partnership sold 1,600 shares of Common Stock on the open market for $7.53 per share;

(101)

On August 3, 2009, the limited partnership sold 700 shares of Common Stock on the open market for $7.52 per share;

(102)

On August 3, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $7.51 per share;

(103)

On August 3, 2009, the limited partnership sold 650 shares of Common Stock on the open market for $7.50 per share;

(104)

On August 3, 2009, the limited partnership sold 500 shares of Common Stock on the open market for $7.49 per share;

(105)

On August 3, 2009, the limited partnership sold 750 shares of Common Stock on the open market for $7.48 per share;

(106)

On August 3, 2009, the limited partnership sold 700 shares of Common Stock on the open market for $7.47 per share;

(107)

On August 3, 2009, the limited partnership sold 1,425 shares of Common Stock on the open market for $7.46 per share;

(108)

On August 3, 2009, the limited partnership sold 2,001 shares of Common Stock on the open market for $7.45 per share;

(109)

On August 4, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.85 per share;

(110)

On August 4, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $7.84 per share;

(111)

On August 4, 2009, the limited partnership sold 900 shares of Common Stock on the open market for $7.83 per share;

(112)

On August 4, 2009, the limited partnership sold 1,050 shares of Common Stock on the open market for $7.82 per share;

CUSIP No. 89267P 10 5                                              13D                                            Page 11 of 36 Pages

(113)

On August 4, 2009, the limited partnership sold 1,300 shares of Common Stock on the open market for $7.81 per share;

(114)

On August 4, 2009, the limited partnership sold 1,029 shares of Common Stock on the open market for $7.80 per share;

(115)

On August 4, 2009, the limited partnership sold 1,500 shares of Common Stock on the open market for $7.79 per share;

(116)

On August 4, 2009, the limited partnership sold 921 shares of Common Stock on the open market for $7.78 per share;

(117)

On August 4, 2009, the limited partnership sold 833 shares of Common Stock on the open market for $7.77 per share;

(118)

On August 4, 2009, the limited partnership sold 2,733 shares of Common Stock on the open market for $7.76 per share;

(119)

On August 4, 2009, the limited partnership sold 10,237 shares of Common Stock on the open market for $7.75 per share;

(120)

On August 4, 2009, the limited partnership sold 5,097 shares of Common Stock on the open market for $7.74 per share;

(121)

On August 4, 2009, the limited partnership sold 9,158 shares of Common Stock on the open market for $7.73 per share;

(122)

On August 4, 2009, the limited partnership sold 5,059 shares of Common Stock on the open market for $7.72 per share;

(123)

On August 4, 2009, the limited partnership sold 3,183 shares of Common Stock on the open market for $7.71 per share;

(124)

On August 4, 2009, the limited partnership sold 1,700 shares of Common Stock on the open market for $7.70 per share;

(125)

On August 4, 2009, the limited partnership sold 1,500 shares of Common Stock on the open market for $7.69 per share;

(126)

On August 4, 2009, the limited partnership sold 1,600 shares of Common Stock on the open market for $7.68 per share;

(127)

On August 4, 2009, the limited partnership sold 4,000 shares of Common Stock on the open market for $7.67 per share;

(128)

On August 4, 2009, the limited partnership sold 400 shares of Common Stock on the open market for $7.66 per share;

(129)

On August 4, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.65 per share;

(130)

On August 4, 2009, the limited partnership sold 405 shares of Common Stock on the open market for $7.64 per share;

(131)

On August 4, 2009, the limited partnership sold 95 shares of Common Stock on the open market for $7.63 per share;

(132)

On August 4, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $7.62 per share;

(133)

On August 4, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $7.61 per share;

CUSIP No. 89267P 10 5                                              13D                                            Page 12 of 36 Pages

(134)

On August 4, 2009, the limited partnership sold 330 shares of Common Stock on the open market for $7.60 per share;

(135)

On August 4, 2009, the limited partnership sold 670 shares of Common Stock on the open market for $7.59 per share;

(136)

On August 4, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.57 per share;

(137)

On August 5, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $7.74 per share;

(138)

On August 5, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $7.73 per share;

(139)

On August 5, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $7.70 per share;

(140)

On August 5, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $7.69 per share;

(141)

On August 5, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $7.67 per share;

(142)

On August 5, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $7.66 per share;

(143)

On August 5, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.65 per share;

(144)

On August 5, 2009, the limited partnership sold 400 shares of Common Stock on the open market for $7.63 per share;

(145)

On August 5, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.62 per share;

(146)

On August 5, 2009, the limited partnership sold 1,300 shares of Common Stock on the open market for $7.61 per share;

(147)

On August 5, 2009, the limited partnership sold 600 shares of Common Stock on the open market for $7.60 per share;

(148)

On August 5, 2009, the limited partnership sold 850 shares of Common Stock on the open market for $7.59 per share;

(149)

On August 5, 2009, the limited partnership sold 850 shares of Common Stock on the open market for $7.58 per share;

(150)

On August 5, 2009, the limited partnership sold 940 shares of Common Stock on the open market for $7.57 per share;

(151)

On August 5, 2009, the limited partnership sold 1,760 shares of Common Stock on the open market for $7.56 per share;

(152)

On August 5, 2009, the limited partnership sold 4,170 shares of Common Stock on the open market for $7.55 per share;

(153)

On August 5, 2009, the limited partnership sold 2,726 shares of Common Stock on the open market for $7.54 per share;

(154)

On August 5, 2009, the limited partnership sold 904 shares of Common Stock on the open market for $7.53 per share;

CUSIP No. 89267P 10 5                                              13D                                            Page 13 of 36 Pages

(155)

On August 5, 2009, the limited partnership sold 400 shares of Common Stock on the open market for $7.52 per share;

(156)

On August 5, 2009, the limited partnership sold 600 shares of Common Stock on the open market for $7.51 per share;

(157)

On August 6, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $7.61 per share;

(158)

On August 6, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $7.60 per share;

(159)

On August 6, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $7.59 per share;

(160)

On August 6, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $7.58 per share;

(161)

On August 6, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.57 per share;

(162)

On August 6, 2009, the limited partnership sold 400 shares of Common Stock on the open market for $7.56 per share;

(163)

On August 6, 2009, the limited partnership sold 600 shares of Common Stock on the open market for $7.55 per share;

(164)

On August 6, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $7.54 per share;

(165)

On August 6, 2009, the limited partnership sold 500 shares of Common Stock on the open market for $7.53 per share;

(166)

On August 6, 2009, the limited partnership sold 500 shares of Common Stock on the open market for $7.52 per share;

(167)

On August 6, 2009, the limited partnership sold 500 shares of Common Stock on the open market for $7.51 per share;

(168)

On August 6, 2009, the limited partnership sold 1,200 shares of Common Stock on the open market for $7.50 per share;

(169)

On August 6, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $7.49 per share;

(170)

On August 6, 2009, the limited partnership sold 600 shares of Common Stock on the open market for $7.48 per share;

(171)

On August 6, 2009, the limited partnership sold 1,715 shares of Common Stock on the open market for $7.47 per share;

(172)

On August 6, 2009, the limited partnership sold 1,552 shares of Common Stock on the open market for $7.46 per share;

(173)

On August 6, 2009, the limited partnership sold 1,223 shares of Common Stock on the open market for $7.45 per share;

(174)

On August 6, 2009, the limited partnership sold 1,000 shares of Common Stock on the open market for $7.44 per share;

(175)

On August 6, 2009, the limited partnership sold 600 shares of Common Stock on the open market for $7.43 per share;

CUSIP No. 89267P 10 5                                              13D                                            Page 14 of 36 Pages

(176)

On August 6, 2009, the limited partnership sold 2,210 shares of Common Stock on the open market for $7.42 per share;

(177)

On August 7, 2009, the limited partnership sold 306 shares of Common Stock on the open market for $7.84 per share;

(178)

On August 7, 2009, the limited partnership sold 600 shares of Common Stock on the open market for $7.82 per share;

(179)

On August 7, 2009, the limited partnership sold 800 shares of Common Stock on the open market for $7.81 per share;

(180)

On August 7, 2009, the limited partnership sold 6,500 shares of Common Stock on the open market for $7.80 per share;

(181)

On August 7, 2009, the limited partnership sold 2,500 shares of Common Stock on the open market for $7.79 per share;

(182)

On August 7, 2009, the limited partnership sold 1,616 shares of Common Stock on the open market for $7.78 per share;

(183)

On August 7, 2009, the limited partnership sold 1,101 shares of Common Stock on the open market for $7.77 per share;

(184)

On August 7, 2009, the limited partnership sold 799 shares of Common Stock on the open market for $7.76 per share;

(185)

On August 7, 2009, the limited partnership sold 1,538 shares of Common Stock on the open market for $7.75 per share;

(186)

On August 7, 2009, the limited partnership sold 1,900 shares of Common Stock on the open market for $7.74 per share;

(187)

On August 7, 2009, the limited partnership sold 5,100 shares of Common Stock on the open market for $7.73 per share;

(188)

On August 7, 2009, the limited partnership sold 4,140 shares of Common Stock on the open market for $7.72 per share;

(189)

On August 7, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $7.71 per share;

(190)

On August 7, 2009, the limited partnership sold 600 shares of Common Stock on the open market for $7.70 per share;

(191)

On August 7, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $7.69 per share;

(192)

On August 7, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.67 per share;

(193)

On August 7, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $7.66 per share;

(194)

On August 7, 2009, the limited partnership sold 700 shares of Common Stock on the open market for $7.65 per share;

(195)

On August 7, 2009, the limited partnership sold 400 shares of Common Stock on the open market for $7.60 per share;

(196)

On August 7, 2009, the limited partnership sold 500 shares of Common Stock on the open market for $7.59 per share;

CUSIP No. 89267P 10 5                                              13D                                            Page 15 of 36 Pages

(197)

On August 7, 2009, the limited partnership sold 700 shares of Common Stock on the open market for $7.58 per share;

(198)

On August 7, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.57 per share;

(199)

On August 7, 2009, the limited partnership sold 600 shares of Common Stock on the open market for $7.56 per share;

(200)

On August 7, 2009, the limited partnership sold 400 shares of Common Stock on the open market for $7.55 per share;

(201)

On August 7, 2009, the limited partnership sold 700 shares of Common Stock on the open market for $7.54 per share;

(202)

On August 7, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.53 per share;

(203)

On August 7, 2009, the limited partnership sold 1,500 shares of Common Stock on the open market for $7.52 per share;

(204)

On August 7, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $7.51 per share;

(205)

On August 7, 2009, the limited partnership sold 400 shares of Common Stock on the open market for $7.50 per share;

(206)

On August 7, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $7.47 per share;

(207)

On August 10, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $7.79 per share;

(208)

On August 10, 2009, the limited partnership sold 400 shares of Common Stock on the open market for $7.78 per share;

(209)

On August 10, 2009, the limited partnership sold 1,000 shares of Common Stock on the open market for $7.77 per share;

(210)

On August 10, 2009, the limited partnership sold 2,200 shares of Common Stock on the open market for $7.76 per share;

(211)

On August 10, 2009, the limited partnership sold 500 shares of Common Stock on the open market for $7.75 per share;

(212)

On August 10, 2009, the limited partnership sold 900 shares of Common Stock on the open market for $7.74 per share;

(213)

On August 10, 2009, the limited partnership sold 400 shares of Common Stock on the open market for $7.73 per share;

(214)

On August 10, 2009, the limited partnership sold 900 shares of Common Stock on the open market for $7.72 per share;

(215)

On August 10, 2009, the limited partnership sold 1,400 shares of Common Stock on the open market for $7.71 per share;

(216)

On August 10, 2009, the limited partnership sold 1,600 shares of Common Stock on the open market for $7.70 per share;

(217)

On August 10, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.66 per share;

CUSIP No. 89267P 10 5                                              13D                                            Page 16 of 36 Pages

(218)

On August 10, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.62 per share;

(219)

On August 10, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.60 per share;

(220)

On August 10, 2009, the limited partnership sold 1,100 shares of Common Stock on the open market for $7.59 per share;

(221)

On August 10, 2009, the limited partnership sold 552 shares of Common Stock on the open market for $7.58 per share;

(222)

On August 10, 2009, the limited partnership sold 1,748 shares of Common Stock on the open market for $7.57 per share;

(223)

On August 10, 2009, the limited partnership sold 2,200 shares of Common Stock on the open market for $7.56 per share;

(224)

On August 10, 2009, the limited partnership sold 2,300 shares of Common Stock on the open market for $7.55 per share;

(225)

On August 10, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.53 per share;

(226)

On August 10, 2009, the limited partnership sold 1,100 shares of Common Stock on the open market for $7.52 per share;

(227)

On August 11, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $7.52 per share;

(228)

On August 11, 2009, the limited partnership sold 700 shares of Common Stock on the open market for $7.50 per share;

(229)

On August 11, 2009, the limited partnership sold 1,700 shares of Common Stock on the open market for $7.49 per share;

(230)

On August 11, 2009, the limited partnership sold 1,600 shares of Common Stock on the open market for $7.48 per share;

(231)

On August 11, 2009, the limited partnership sold 1,950 shares of Common Stock on the open market for $7.47 per share;

(232)

On August 11, 2009, the limited partnership sold 2,600 shares of Common Stock on the open market for $7.46 per share;

(233)

On August 11, 2009, the limited partnership sold 3,000 shares of Common Stock on the open market for $7.45 per share;

(234)

On August 11, 2009, the limited partnership sold 1,200 shares of Common Stock on the open market for $7.44 per share;

(235)

On August 11, 2009, the limited partnership sold 150 shares of Common Stock on the open market for $7.41 per share;

(236)

On August 12, 2009, the limited partnership sold 2,300 shares of Common Stock on the open market for $7.73 per share;

(237)

On August 12, 2009, the limited partnership sold 800 shares of Common Stock on the open market for $7.72 per share;

(238)

On August 12, 2009, the limited partnership sold 900 shares of Common Stock on the open market for $7.71 per share;

CUSIP No. 89267P 10 5                                              13D                                            Page 17 of 36 Pages

(239)

On August 12, 2009, the limited partnership sold 692 shares of Common Stock on the open market for $7.69 per share;

(240)

On August 12, 2009, the limited partnership sold 1,125 shares of Common Stock on the open market for $7.68 per share;

(241)

On August 12, 2009, the limited partnership sold 3,143 shares of Common Stock on the open market for $7.67 per share;

(242)

On August 12, 2009, the limited partnership sold 1,800 shares of Common Stock on the open market for $7.66 per share;

(243)

On August 12, 2009, the limited partnership sold 1,405 shares of Common Stock on the open market for $7.65 per share;

(244)

On August 12, 2009, the limited partnership sold 2,678 shares of Common Stock on the open market for $7.64 per share;

(245)

On August 12, 2009, the limited partnership sold 900 shares of Common Stock on the open market for $7.63 per share;

(246)

On August 12, 2009, the limited partnership sold 2,200 shares of Common Stock on the open market for $7.62 per share;

(247)

On August 12, 2009, the limited partnership sold 757 shares of Common Stock on the open market for $7.61 per share;

(248)

On August 12, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.60 per share;

(249)

On August 12, 2009, the limited partnership sold 1,700 shares of Common Stock on the open market for $7.59 per share;

(250)

On August 12, 2009, the limited partnership sold 600 shares of Common Stock on the open market for $7.58 per share;

(251)

On August 12, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.57 per share;

(252)

On August 12, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.56 per share;

(253)

On August 12, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $7.55 per share;

(254)

On August 12, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $7.49 per share;

(255)

On August 12, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $7.48 per share;

(256)

On August 12, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $7.44 per share;

(257)

On August 12, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $7.43 per share;

(258)

On August 12, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $7.42 per share;

(259)

On August 13, 2009, the limited partnership sold 800 shares of Common Stock on the open market for $7.78 per share;

CUSIP No. 89267P 10 5                                              13D                                            Page 18 of 36 Pages

(260)

On August 13, 2009, the limited partnership sold 600 shares of Common Stock on the open market for $7.77 per share;

(261)

On August 13, 2009, the limited partnership sold 2,450 shares of Common Stock on the open market for $7.76 per share;

(262)

On August 13, 2009, the limited partnership sold 4,850 shares of Common Stock on the open market for $7.75 per share;

(263)

On August 13, 2009, the limited partnership sold 2,350 shares of Common Stock on the open market for $7.74 per share;

(264)

On August 13, 2009, the limited partnership sold 4,000 shares of Common Stock on the open market for $7.73 per share;

(265)

On August 13, 2009, the limited partnership sold 2,600 shares of Common Stock on the open market for $7.72 per share;

(266)

On August 13, 2009, the limited partnership sold 1,200 shares of Common Stock on the open market for $7.71 per share;

(267)

On August 13, 2009, the limited partnership sold 1,150 shares of Common Stock on the open market for $7.70 per share;

(268)

On August 13, 2009, the limited partnership sold 400 shares of Common Stock on the open market for $7.68 per share;

(269)

On August 13, 2009, the limited partnership sold 50 shares of Common Stock on the open market for $7.67 per share;

(270)

On August 13, 2009, the limited partnership sold 350 shares of Common Stock on the open market for $7.66 per share;

(271)

On August 13, 2009, the limited partnership sold 350 shares of Common Stock on the open market for $7.65 per share;

(272)

On August 13, 2009, the limited partnership sold 450 shares of Common Stock on the open market for $7.64 per share;

(273)

On August 13, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $7.63 per share;

(274)

On August 13, 2009, the limited partnership sold 689 shares of Common Stock on the open market for $7.62 per share;

(275)

On August 13, 2009, the limited partnership sold 711 shares of Common Stock on the open market for $7.61 per share;

(276)

On August 13, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $7.60 per share;

(277)

On August 13, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $7.58 per share;

(278)

On August 13, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $7.56 per share;

(279)

On August 13, 2009, the limited partnership sold 500 shares of Common Stock on the open market for $7.55 per share;

(280)

On August 14, 2009, the limited partnership sold 600 shares of Common Stock on the open market for $7.91 per share;

CUSIP No. 89267P 10 5                                              13D                                            Page 19 of 36 Pages

(281)

On August 14, 2009, the limited partnership sold 1,499 shares of Common Stock on the open market for $7.90 per share;

(282)

On August 14, 2009, the limited partnership sold 500 shares of Common Stock on the open market for $7.89 per share;

(283)

On August 14, 2009, the limited partnership sold 600 shares of Common Stock on the open market for $7.88 per share;

(284)

On August 14, 2009, the limited partnership sold 1,400 shares of Common Stock on the open market for $7.87 per share;

(285)

On August 14, 2009, the limited partnership sold 1,900 shares of Common Stock on the open market for $7.86 per share;

(286)

On August 14, 2009, the limited partnership sold 3,301 shares of Common Stock on the open market for $7.85 per share;

(287)

On August 14, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $7.83 per share;

(288)

On August 14, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $7.82 per share;

(289)

On August 14, 2009, the limited partnership sold 1,200 shares of Common Stock on the open market for $7.80 per share;

(290)

On August 14, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $7.79 per share;

(291)

On August 14, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $7.77 per share;

(292)

On August 14, 2009, the limited partnership sold 1,200 shares of Common Stock on the open market for $7.76 per share;

(293)

On August 14, 2009, the limited partnership sold 900 shares of Common Stock on the open market for $7.75 per share;

(294)

On August 14, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.74 per share;

(295)

On August 14, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.73 per share;

(296)

On August 14, 2009, the limited partnership sold 900 shares of Common Stock on the open market for $7.72 per share;

(297)

On August 14, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.71 per share;

(298)

On August 14, 2009, the limited partnership sold 1,200 shares of Common Stock on the open market for $7.70 per share;

(299)

On August 14, 2009, the limited partnership sold 1,400 shares of Common Stock on the open market for $7.69 per share;

(300)

On August 14, 2009, the limited partnership sold 1,300 shares of Common Stock on the open market for $7.68 per share;

(301)

On August 14, 2009, the limited partnership sold 600 shares of Common Stock on the open market for $7.67 per share;

CUSIP No. 89267P 10 5                                              13D                                            Page 20 of 36 Pages

(302)

On August 14, 2009, the limited partnership sold 1,977 shares of Common Stock on the open market for $7.66 per share;

(303)

On August 14, 2009, the limited partnership sold 1,723 shares of Common Stock on the open market for $7.65 per share;

(304)

On August 14, 2009, the limited partnership sold 1,300 shares of Common Stock on the open market for $7.64 per share;

(305)

On August 14, 2009, the limited partnership sold 1,500 shares of Common Stock on the open market for $7.63 per share;

(306)

On August 14, 2009, the limited partnership sold 2,500 shares of Common Stock on the open market for $7.62 per share;

(307)

On August 14, 2009, the limited partnership sold 900 shares of Common Stock on the open market for $7.61 per share;

(308)

On August 17, 2009, the limited partnership sold 291 shares of Common Stock on the open market for $7.50 per share;

(309)

On August 17, 2009, the limited partnership sold 229 shares of Common Stock on the open market for $7.49 per share;

(310)

On August 17, 2009, the limited partnership sold 1,180 shares of Common Stock on the open market for $7.48 per share;

(311)

On August 17, 2009, the limited partnership sold 3,537 shares of Common Stock on the open market for $7.47 per share;

(312)

On August 17, 2009, the limited partnership sold 4,163 shares of Common Stock on the open market for $7.46 per share;

(313)

On August 17, 2009, the limited partnership sold 4,337 shares of Common Stock on the open market for $7.45 per share;

(314)

On August 17, 2009, the limited partnership sold 3,466 shares of Common Stock on the open market for $7.44 per share;

(315)

On August 17, 2009, the limited partnership sold 1,901 shares of Common Stock on the open market for $7.43 per share;

(316)

On August 17, 2009, the limited partnership sold 396 shares of Common Stock on the open market for $7.42 per share;

(317)

On August 17, 2009, the limited partnership sold 1,600 shares of Common Stock on the open market for $7.41 per share;

(318)

On August 17, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $7.40 per share;

(319)

On August 18, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.62 per share;

(320)

On August 18, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.61 per share;

(321)

On August 18, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.60 per share;

(322)

On August 18, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.59 per share;

CUSIP No. 89267P 10 5                                              13D                                            Page 21 of 36 Pages

(323)

On August 18, 2009, the limited partnership sold 500 shares of Common Stock on the open market for $7.58 per share;

(324)

On August 18, 2009, the limited partnership sold 700 shares of Common Stock on the open market for $7.57 per share;

(325)

On August 18, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.56 per share;

(326)

On August 18, 2009, the limited partnership sold 1,000 shares of Common Stock on the open market for $7.55 per share;

(327)

On August 18, 2009, the limited partnership sold 1,300 shares of Common Stock on the open market for $7.54 per share;

(328)

On August 18, 2009, the limited partnership sold 1,200 shares of Common Stock on the open market for $7.53 per share;

(329)

On August 18, 2009, the limited partnership sold 700 shares of Common Stock on the open market for $7.52 per share;

(330)

On August 18, 2009, the limited partnership sold 450 shares of Common Stock on the open market for $7.51 per share;

(331)

On August 18, 2009, the limited partnership sold 2,250 shares of Common Stock on the open market for $7.50 per share;

(332)

On August 18, 2009, the limited partnership sold 900 shares of Common Stock on the open market for $7.49 per share;

(333)

On August 18, 2009, the limited partnership sold 1,400 shares of Common Stock on the open market for $7.48 per share;

(334)

On August 18, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.47 per share;

(335)

On August 18, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.46 per share;

(336)

On August 18, 2009, the limited partnership sold 400 shares of Common Stock on the open market for $7.45 per share;

(337)

On August 18, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $7.44 per share;

(338)

On August 18, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $7.42 per share;

(339)

On August 18, 2009, the limited partnership sold 400 shares of Common Stock on the open market for $7.41 per share;

(340)

On August 18, 2009, the limited partnership sold 400 shares of Common Stock on the open market for $7.40 per share;

(341)

On August 18, 2009, the limited partnership sold 600 shares of Common Stock on the open market for $7.39 per share;

(342)

On August 18, 2009, the limited partnership sold 400 shares of Common Stock on the open market for $7.37 per share;

(343)

On August 19, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $7.53 per share;

CUSIP No. 89267P 10 5                                              13D                                            Page 22 of 36 Pages

(344)

On August 19, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $7.52 per share;

(345)

On August 19, 2009, the limited partnership sold 400 shares of Common Stock on the open market for $7.50 per share;

(346)

On August 19, 2009, the limited partnership sold 1,700 shares of Common Stock on the open market for $7.49 per share;

(347)

On August 19, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.48 per share;

(348)

On August 19, 2009, the limited partnership sold 2,300 shares of Common Stock on the open market for $7.47 per share;

(349)

On August 19, 2009, the limited partnership sold 2,100 shares of Common Stock on the open market for $7.46 per share;

(350)

On August 19, 2009, the limited partnership sold 4,800 shares of Common Stock on the open market for $7.45 per share;

(351)

On August 19, 2009, the limited partnership sold 3,300 shares of Common Stock on the open market for $7.44 per share;

(352)

On August 19, 2009, the limited partnership sold 1,100 shares of Common Stock on the open market for $7.43 per share;

(353)

On August 19, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $7.42 per share;

(354)

On August 19, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.41 per share;

(355)

On August 19, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $7.37 per share;

(356)

On August 19, 2009, the limited partnership sold 1,100 shares of Common Stock on the open market for $7.36 per share;

(357)

On August 20, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $7.55 per share;

(358)

On August 20, 2009, the limited partnership sold 1,200 shares of Common Stock on the open market for $7.54 per share;

(359)

On August 20, 2009, the limited partnership sold 1,100 shares of Common Stock on the open market for $7.53 per share;

(360)

On August 20, 2009, the limited partnership sold 800 shares of Common Stock on the open market for $7.52 per share;

(361)

On August 20, 2009, the limited partnership sold 1,300 shares of Common Stock on the open market for $7.51 per share;

(362)

On August 20, 2009, the limited partnership sold 4,267 shares of Common Stock on the open market for $7.50 per share;

(363)

On August 20, 2009, the limited partnership sold 2,933 shares of Common Stock on the open market for $7.49 per share;

(364)

On August 20, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.48 per share;

CUSIP No. 89267P 10 5                                              13D                                            Page 23 of 36 Pages

(365)

On August 20, 2009, the limited partnership sold 400 shares of Common Stock on the open market for $7.47 per share;

(366)

On August 20, 2009, the limited partnership sold 500 shares of Common Stock on the open market for $7.46 per share;

(367)

On August 20, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $7.44 per share;

(368)

On August 21, 2009, the limited partnership sold 800 shares of Common Stock on the open market for $7.60 per share;

(369)

On August 21, 2009, the limited partnership sold 400 shares of Common Stock on the open market for $7.58 per share;

(370)

On August 21, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $7.57 per share;

(371)

On August 21, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $7.56 per share;

(372)

On August 21, 2009, the limited partnership sold 600 shares of Common Stock on the open market for $7.55 per share;

(373)

On August 21, 2009, the limited partnership sold 1,650 shares of Common Stock on the open market for $7.54 per share;

(374)

On August 21, 2009, the limited partnership sold 1,250 shares of Common Stock on the open market for $7.53 per share;

(375)

On August 21, 2009, the limited partnership sold 500 shares of Common Stock on the open market for $7.52 per share;

(376)

On August 21, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $7.51 per share;

(377)

On August 21, 2009, the limited partnership sold 1,200 shares of Common Stock on the open market for $7.50 per share;

(378)

On August 21, 2009, the limited partnership sold 1,100 shares of Common Stock on the open market for $7.48 per share;

(379)

On August 21, 2009, the limited partnership sold 600 shares of Common Stock on the open market for $7.47 per share;

(380)

On August 21, 2009, the limited partnership sold 600 shares of Common Stock on the open market for $7.45 per share;

(381)

On August 21, 2009, the limited partnership sold 600 shares of Common Stock on the open market for $7.44 per share;

(382)

On August 21, 2009, the limited partnership sold 900 shares of Common Stock on the open market for $7.43 per share;

(383)

On August 21, 2009, the limited partnership sold 2,102 shares of Common Stock on the open market for $7.42 per share;

(384)

On August 21, 2009, the limited partnership sold 3,105 shares of Common Stock on the open market for $7.41 per share;

(385)

On August 21, 2009, the limited partnership sold 4,704 shares of Common Stock on the open market for $7.40 per share;

CUSIP No. 89267P 10 5                                              13D                                            Page 24 of 36 Pages

(386)

On August 21, 2009, the limited partnership sold 9,189 shares of Common Stock on the open market for $7.39 per share;

(387)

On August 21, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $7.38 per share;

(388)

On August 24, 2009, the limited partnership sold 400 shares of Common Stock on the open market for $7.49 per share;

(389)

On August 24, 2009, the limited partnership sold 1,300 shares of Common Stock on the open market for $7.48 per share;

(390)

On August 24, 2009, the limited partnership sold 400 shares of Common Stock on the open market for $7.47 per share;

(391)

On August 24, 2009, the limited partnership sold 1,000 shares of Common Stock on the open market for $7.46 per share;

(392)

On August 24, 2009, the limited partnership sold 2,000 shares of Common Stock on the open market for $7.45 per share;

(393)

On August 24, 2009, the limited partnership sold 600 shares of Common Stock on the open market for $7.44 per share;

(394)

On August 24, 2009, the limited partnership sold 951 shares of Common Stock on the open market for $7.43 per share;

(395)

On August 24, 2009, the limited partnership sold 949 shares of Common Stock on the open market for $7.41 per share;

(396)

On August 24, 2009, the limited partnership sold 600 shares of Common Stock on the open market for $7.40 per share;

(397)

On August 24, 2009, the limited partnership sold 900 shares of Common Stock on the open market for $7.37 per share;

(398)

On August 24, 2009, the limited partnership sold 301 shares of Common Stock on the open market for $7.36 per share;

(399)

On August 24, 2009, the limited partnership sold 1,499 shares of Common Stock on the open market for $7.35 per share;

(400)

On August 24, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $7.34 per share;

(401)

On August 24, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.32 per share;

(402)

On August 24, 2009, the limited partnership sold 387 shares of Common Stock on the open market for $7.31 per share;

(403)

On August 24, 2009, the limited partnership sold 3,213 shares of Common Stock on the open market for $7.30 per share;

(404)

On August 25, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $7.42 per share;

(405)

On August 25, 2009, the limited partnership sold 1,150 shares of Common Stock on the open market for $7.41 per share;

(406)

On August 25, 2009, the limited partnership sold 1,150 shares of Common Stock on the open market for $7.40 per share;

CUSIP No. 89267P 10 5                                              13D                                            Page 25 of 36 Pages

(407)

On August 25, 2009, the limited partnership sold 655 shares of Common Stock on the open market for $7.39 per share;

(408)

On August 25, 2009, the limited partnership sold 4,000 shares of Common Stock on the open market for $7.38 per share;

(409)

On August 25, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.37 per share;

(410)

On August 25, 2009, the limited partnership sold 600 shares of Common Stock on the open market for $7.36 per share;

(411)

On August 25, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.35 per share;

(412)

On August 25, 2009, the limited partnership sold 1,578 shares of Common Stock on the open market for $7.34 per share;

(413)

On August 25, 2009, the limited partnership sold 3,550 shares of Common Stock on the open market for $7.33 per share;

(414)

On August 25, 2009, the limited partnership sold 1,600 shares of Common Stock on the open market for $7.32 per share;

(415)

On August 25, 2009, the limited partnership sold 1,717 shares of Common Stock on the open market for $7.31 per share;

(416)

On August 25, 2009, the limited partnership sold 900 shares of Common Stock on the open market for $7.30 per share;

(417)

On August 25, 2009, the limited partnership sold 500 shares of Common Stock on the open market for $7.29 per share;

(418)

On August 25, 2009, the limited partnership sold 1,500 shares of Common Stock on the open market for $7.28 per share;

(419)

On August 25, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.27 per share;

(420)

On August 25, 2009, the limited partnership sold 700 shares of Common Stock on the open market for $7.26 per share;

(421)

On August 25, 2009, the limited partnership sold 1,400 shares of Common Stock on the open market for $7.25 per share;

(422)

On August 26, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $7.25 per share;

(423)

On August 26, 2009, the limited partnership sold 6 shares of Common Stock on the open market for $7.24 per share;

(424)

On August 26, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $7.23 per share;

(425)

On August 26, 2009, the limited partnership sold 1,299 shares of Common Stock on the open market for $7.22 per share;

(426)

On August 26, 2009, the limited partnership sold 2,195 shares of Common Stock on the open market for $7.21 per share;

(427)

On August 26, 2009, the limited partnership sold 600 shares of Common Stock on the open market for $7.20 per share;

CUSIP No. 89267P 10 5                                              13D                                            Page 26 of 36 Pages

(428)

On August 26, 2009, the limited partnership sold 2,700 shares of Common Stock on the open market for $7.19 per share;

(429)

On August 26, 2009, the limited partnership sold 2,847 shares of Common Stock on the open market for $7.18 per share;

(430)

On August 26, 2009, the limited partnership sold 2,653 shares of Common Stock on the open market for $7.17 per share;

(431)

On August 26, 2009, the limited partnership sold 2,600 shares of Common Stock on the open market for $7.16 per share;

(432)

On August 26, 2009, the limited partnership sold 6,852 shares of Common Stock on the open market for $7.15 per share;

(433)

On August 26, 2009, the limited partnership sold 1,148 shares of Common Stock on the open market for $7.14 per share;

(434)

On August 26, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.13 per share;

(435)

On August 26, 2009, the limited partnership sold 600 shares of Common Stock on the open market for $7.11 per share;

(436)

On August 27, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.28 per share;

(437)

On August 27, 2009, the limited partnership sold 700 shares of Common Stock on the open market for $7.27 per share;

(438)

On August 27, 2009, the limited partnership sold 2,040 shares of Common Stock on the open market for $7.26 per share;

(439)

On August 27, 2009, the limited partnership sold 1,500 shares of Common Stock on the open market for $7.25 per share;

(440)

On August 27, 2009, the limited partnership sold 1,500 shares of Common Stock on the open market for $7.24 per share;

(441)

On August 27, 2009, the limited partnership sold 2,375 shares of Common Stock on the open market for $7.23 per share;

(442)

On August 27, 2009, the limited partnership sold 925 shares of Common Stock on the open market for $7.22 per share;

(443)

On August 27, 2009, the limited partnership sold 2,960 shares of Common Stock on the open market for $7.21 per share;

(444)

On August 27, 2009, the limited partnership sold 1,100 shares of Common Stock on the open market for $7.20 per share;

(445)

On August 27, 2009, the limited partnership sold 700 shares of Common Stock on the open market for $7.19 per share;

(446)

On August 27, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $7.18 per share;

(447)

On August 27, 2009, the limited partnership sold 240 shares of Common Stock on the open market for $7.17 per share;

(448)

On August 27, 2009, the limited partnership sold 760 shares of Common Stock on the open market for $7.16 per share;

CUSIP No. 89267P 10 5                                              13D                                            Page 27 of 36 Pages

(449)

On August 27, 2009, the limited partnership sold 800 shares of Common Stock on the open market for $7.15 per share;

(450)

On August 27, 2009, the limited partnership sold 1,000 shares of Common Stock on the open market for $7.14 per share;

(451)

On August 27, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.13 per share;

(452)

On August 27, 2009, the limited partnership sold 800 shares of Common Stock on the open market for $7.12 per share;

(453)

On August 27, 2009, the limited partnership sold 1,400 shares of Common Stock on the open market for $7.11 per share;

(454)

On August 27, 2009, the limited partnership sold 2,000 shares of Common Stock on the open market for $7.10 per share;

(455)

On August 27, 2009, the limited partnership sold 1,500 shares of Common Stock on the open market for $7.09 per share;

(456)

On August 28, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $7.31 per share;

(457)

On August 28, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.30 per share;

(458)

On August 28, 2009, the limited partnership sold 1,700 shares of Common Stock on the open market for $7.29 per share;

(459)

On August 28, 2009, the limited partnership sold 800 shares of Common Stock on the open market for $7.28 per share;

(460)

On August 28, 2009, the limited partnership sold 5,461 shares of Common Stock on the open market for $7.27 per share;

(461)

On August 28, 2009, the limited partnership sold 2,300 shares of Common Stock on the open market for $7.26 per share;

(462)

On August 28, 2009, the limited partnership sold 2,400 shares of Common Stock on the open market for $7.25 per share;

(463)

On August 28, 2009, the limited partnership sold 1,400 shares of Common Stock on the open market for $7.24 per share;

(464)

On August 28, 2009, the limited partnership sold 2,039 shares of Common Stock on the open market for $7.23 per share;

(465)

On August 28, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $7.22 per share;

(466)

On August 28, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $7.21 per share;

(467)

On August 28, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.20 per share;

(468)

On August 28, 2009, the limited partnership sold 600 shares of Common Stock on the open market for $7.19 per share;

(469)

On August 28, 2009, the limited partnership sold 900 shares of Common Stock on the open market for $7.18 per share;

CUSIP No. 89267P 10 5                                              13D                                            Page 28 of 36 Pages

(470)

On August 31, 2009, the limited partnership sold 478 shares of Common Stock on the open market for $7.19 per share;

(471)

On August 31, 2009, the limited partnership sold 534 shares of Common Stock on the open market for $7.18 per share;

(472)

On August 31, 2009, the limited partnership sold 1,300 shares of Common Stock on the open market for $7.17 per share;

(473)

On August 31, 2009, the limited partnership sold 3,520 shares of Common Stock on the open market for $7.16 per share;

(474)

On August 31, 2009, the limited partnership sold 5,068 shares of Common Stock on the open market for $7.15 per share;

(475)

On August 31, 2009, the limited partnership sold 2,537 shares of Common Stock on the open market for $7.14 per share;

(476)

On August 31, 2009, the limited partnership sold 1,100 shares of Common Stock on the open market for $7.13 per share;

(477)

On August 31, 2009, the limited partnership sold 400 shares of Common Stock on the open market for $7.12 per share;

(478)

On August 31, 2009, the limited partnership sold 131 shares of Common Stock on the open market for $7.11 per share;

(479)

On August 31, 2009, the limited partnership sold 732 shares of Common Stock on the open market for $7.10 per share;

(480)

On August 31, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.09 per share;

(481)

On August 31, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.08 per share;

(482)

On August 31, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $7.07 per share;

(483)

On September 1, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.31 per share;

(484)

On September 1, 2009, the limited partnership sold 900 shares of Common Stock on the open market for $7.30 per share;

(485)

On September 1, 2009, the limited partnership sold 592 shares of Common Stock on the open market for $7.29 per share;

(486)

On September 1, 2009, the limited partnership sold 700 shares of Common Stock on the open market for $7.28 per share;

(487)

On September 1, 2009, the limited partnership sold 700 shares of Common Stock on the open market for $7.27 per share;

(488)

On September 1, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $7.26 per share;

(489)

On September 1, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $7.25 per share;

(490)

On September 1, 2009, the limited partnership sold 700 shares of Common Stock on the open market for $7.24 per share;

CUSIP No. 89267P 10 5                                              13D                                            Page 29 of 36 Pages

(491)

On September 1, 2009, the limited partnership sold 113 shares of Common Stock on the open market for $7.21 per share;

(492)

On September 1, 2009, the limited partnership sold 400 shares of Common Stock on the open market for $7.20 per share;

(493)

On September 1, 2009, the limited partnership sold 195 shares of Common Stock on the open market for $7.19 per share;

(494)

On September 1, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $7.18 per share;

(495)

On September 1, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $7.17 per share;

(496)

On September 1, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $7.15 per share;

(497)

On September 1, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.12 per share;

(498)

On September 1, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $7.11 per share;

(499)

On September 1, 2009, the limited partnership sold 2,700 shares of Common Stock on the open market for $7.10 per share;

(500)

On September 1, 2009, the limited partnership sold 1,100 shares of Common Stock on the open market for $7.09 per share;

(501)

On September 1, 2009, the limited partnership sold 1,786 shares of Common Stock on the open market for $7.08 per share;

(502)

On September 1, 2009, the limited partnership sold 2,436 shares of Common Stock on the open market for $7.07 per share;

(503)

On September 1, 2009, the limited partnership sold 1,500 shares of Common Stock on the open market for $7.06 per share;

(504)

On September 1, 2009, the limited partnership sold 1,778 shares of Common Stock on the open market for $7.05 per share;

(505)

On September 2, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $7.23 per share;

(506)

On September 2, 2009, the limited partnership sold 515 shares of Common Stock on the open market for $7.22 per share;

(507)

On September 2, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.21 per share;

(508)

On September 2, 2009, the limited partnership sold 1,929 shares of Common Stock on the open market for $7.20 per share;

(509)

On September 2, 2009, the limited partnership sold 600 shares of Common Stock on the open market for $7.19 per share;

(510)

On September 2, 2009, the limited partnership sold 144 shares of Common Stock on the open market for $7.18 per share;

(511)

On September 2, 2009, the limited partnership sold 1,624 shares of Common Stock on the open market for $7.17 per share;

CUSIP No. 89267P 10 5                                              13D                                            Page 30 of 36 Pages

(512)

On September 2, 2009, the limited partnership sold 572 shares of Common Stock on the open market for $7.16 per share;

(513)

On September 2, 2009, the limited partnership sold 928 shares of Common Stock on the open market for $7.15 per share;

(514)

On September 2, 2009, the limited partnership sold 156 shares of Common Stock on the open market for $7.14 per share;

(515)

On September 2, 2009, the limited partnership sold 2,000 shares of Common Stock on the open market for $7.13 per share;

(516)

On September 2, 2009, the limited partnership sold 1,515 shares of Common Stock on the open market for $7.12 per share;

(517)

On September 2, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $7.11 per share;

(518)

On September 2, 2009, the limited partnership sold 717 shares of Common Stock on the open market for $7.10 per share;

(519)

On September 2, 2009, the limited partnership sold 400 shares of Common Stock on the open market for $7.09 per share;

(520)

On September 2, 2009, the limited partnership sold 1,400 shares of Common Stock on the open market for $7.08 per share;

(521)

On September 2, 2009, the limited partnership sold 700 shares of Common Stock on the open market for $7.07 per share;

(522)

On September 2, 2009, the limited partnership sold 900 shares of Common Stock on the open market for $7.06 per share;

(523)

On September 2, 2009, the limited partnership sold 700 shares of Common Stock on the open market for $7.05 per share;

(524)

On September 3, 2009, the limited partnership sold 800 shares of Common Stock on the open market for $7.18 per share;

(525)

On September 3, 2009, the limited partnership sold 400 shares of Common Stock on the open market for $7.17 per share;

(526)

On September 3, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $7.16 per share;

(527)

On September 3, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $7.14 per share;

(528)

On September 3, 2009, the limited partnership sold 863 shares of Common Stock on the open market for $7.13 per share;

(529)

On September 3, 2009, the limited partnership sold 4,237 shares of Common Stock on the open market for $7.12 per share;

(530)

On September 3, 2009, the limited partnership sold 2,900 shares of Common Stock on the open market for $7.11 per share;

(531)

On September 3, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.10 per share;

(532)

On September 3, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.09 per share;

CUSIP No. 89267P 10 5                                              13D                                            Page 31 of 36 Pages

(533)

On September 3, 2009, the limited partnership sold 400 shares of Common Stock on the open market for $7.08 per share;

(534)

On September 3, 2009, the limited partnership sold 500 shares of Common Stock on the open market for $7.07 per share;

(535)

On September 3, 2009, the limited partnership sold 600 shares of Common Stock on the open market for $7.06 per share;

(536)

On September 3, 2009, the limited partnership sold 900 shares of Common Stock on the open market for $7.05 per share;

(537)

On September 4, 2009, the limited partnership sold 291 shares of Common Stock on the open market for $7.15 per share;

(538)

On September 4, 2009, the limited partnership sold 681 shares of Common Stock on the open market for $7.12 per share;

(539)

On September 4, 2009, the limited partnership sold 1,613 shares of Common Stock on the open market for $7.11 per share;

(540)

On September 4, 2009, the limited partnership sold 1,200 shares of Common Stock on the open market for $7.10 per share;

(541)

On September 4, 2009, the limited partnership sold 850 shares of Common Stock on the open market for $7.09 per share;

(542)

On September 4, 2009, the limited partnership sold 1,100 shares of Common Stock on the open market for $7.08 per share;

(543)

On September 4, 2009, the limited partnership sold 400 shares of Common Stock on the open market for $7.07 per share;

(544)

On September 4, 2009, the limited partnership sold 1,865 shares of Common Stock on the open market for $7.05 per share;

(545)

On September 8, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $7.21 per share;

(546)

On September 8, 2009, the limited partnership sold 266 shares of Common Stock on the open market for $7.18 per share;

(547)

On September 8, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $7.17 per share;

(548)

On September 8, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $7.16 per share;

(549)

On September 8, 2009, the limited partnership sold 2,700 shares of Common Stock on the open market for $7.15 per share;

(550)

On September 8, 2009, the limited partnership sold 1,300 shares of Common Stock on the open market for $7.14 per share;

(551)

On September 8, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.13 per share;

(552)

On September 8, 2009, the limited partnership sold 600 shares of Common Stock on the open market for $7.12 per share;

(553)

On September 8, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $7.11 per share;

CUSIP No. 89267P 10 5                                              13D                                            Page 32 of 36 Pages

(554)

On September 8, 2009, the limited partnership sold 1,194 shares of Common Stock on the open market for $7.10 per share;

(555)

On September 8, 2009, the limited partnership sold 1,206 shares of Common Stock on the open market for $7.09 per share;

(556)

On September 8, 2009, the limited partnership sold 2,300 shares of Common Stock on the open market for $7.08 per share;

(557)

On September 8, 2009, the limited partnership sold 2,000 shares of Common Stock on the open market for $7.07 per share;

(558)

On September 8, 2009, the limited partnership sold 1,334 shares of Common Stock on the open market for $7.06 per share;

(559)

On September 8, 2009, the limited partnership sold 1,500 shares of Common Stock on the open market for $7.05 per share;

(560)

On September 9, 2009, the limited partnership sold 1,045 shares of Common Stock on the open market for $7.27 per share;

(561)

On September 9, 2009, the limited partnership sold 2,700 shares of Common Stock on the open market for $7.26 per share;

(562)

On September 9, 2009, the limited partnership sold 3,399 shares of Common Stock on the open market for $7.25 per share;

(563)

On September 9, 2009, the limited partnership sold 3,700 shares of Common Stock on the open market for $7.24 per share;

(564)

On September 9, 2009, the limited partnership sold 2,405 shares of Common Stock on the open market for $7.23 per share;

(565)

On September 9, 2009, the limited partnership sold 1,095 shares of Common Stock on the open market for $7.22 per share;

(566)

On September 9, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.21 per share;

(567)

On September 9, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.20 per share;

(568)

On September 9, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $7.19 per share;

(569)

On September 9, 2009, the limited partnership sold 400 shares of Common Stock on the open market for $7.18 per share;

(570)

On September 9, 2009, the limited partnership sold 400 shares of Common Stock on the open market for $7.17 per share;

(571)

On September 9, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $7.16 per share;

(572)

On September 9, 2009, the limited partnership sold 856 shares of Common Stock on the open market for $7.15 per share;

(573)

On September 9, 2009, the limited partnership sold 1,000 shares of Common Stock on the open market for $7.14 per share;

(574)

On September 9, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $7.11 per share;

CUSIP No. 89267P 10 5                                              13D                                            Page 33 of 36 Pages

(575)

On September 10, 2009, the limited partnership sold 1,600 shares of Common Stock on the open market for $7.30 per share;

(576)

On September 10, 2009, the limited partnership sold 1,700 shares of Common Stock on the open market for $7.29 per share;

(577)

On September 10, 2009, the limited partnership sold 1,100 shares of Common Stock on the open market for $7.28 per share;

(578)

On September 10, 2009, the limited partnership sold 918 shares of Common Stock on the open market for $7.27 per share;

(579)

On September 10, 2009, the limited partnership sold 2,302 shares of Common Stock on the open market for $7.26 per share;

(580)

On September 10, 2009, the limited partnership sold 3,308 shares of Common Stock on the open market for $7.25 per share;

(581)

On September 10, 2009, the limited partnership sold 2,700 shares of Common Stock on the open market for $7.24 per share;

(582)

On September 10, 2009, the limited partnership sold 1,810 shares of Common Stock on the open market for $7.23 per share;

(583)

On September 10, 2009, the limited partnership sold 1,062 shares of Common Stock on the open market for $7.22 per share;

(584)

On September 10, 2009, the limited partnership sold 400 shares of Common Stock on the open market for $7.21 per share;

(585)

On September 10, 2009, the limited partnership sold 600 shares of Common Stock on the open market for $7.20 per share;

(586)

On September 10, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $7.19 per share;

(587)

On September 10, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.18 per share;

(588)

On September 10, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $7.15 per share;

(589)

On September 11, 2009, the limited partnership sold 5 shares of Common Stock on the open market for $7.30 per share;

(590)

On September 11, 2009, the limited partnership sold 400 shares of Common Stock on the open market for $7.27 per share;

(591)

On September 11, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $7.25 per share;

(592)

On September 11, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $7.24 per share;

(593)

On September 11, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $7.23 per share;

(594)

On September 11, 2009, the limited partnership sold 900 shares of Common Stock on the open market for $7.22 per share;

(595)

On September 11, 2009, the limited partnership sold 5,000 shares of Common Stock on the open market for $7.21 per share;

CUSIP No. 89267P 10 5                                              13D                                            Page 34 of 36 Pages

(596)

On September 11, 2009, the limited partnership sold 8,641 shares of Common Stock on the open market for $7.20 per share;

(597)

On September 11, 2009, the limited partnership sold 2,066 shares of Common Stock on the open market for $7.19 per share;

(598)

On September 11, 2009, the limited partnership sold 188 shares of Common Stock on the open market for $7.18 per share;

(599)

On September 11, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $7.17 per share;

(600)

On September 14, 2009, the limited partnership sold 400 shares of Common Stock on the open market for $7.22 per share;

(601)

On September 14, 2009, the limited partnership sold 900 shares of Common Stock on the open market for $7.21 per share;

(602)

On September 14, 2009, the limited partnership sold 1,400 shares of Common Stock on the open market for $7.20 per share;

(603)

On September 14, 2009, the limited partnership sold 1,370 shares of Common Stock on the open market for $7.19 per share;

(604)

On September 14, 2009, the limited partnership sold 1,700 shares of Common Stock on the open market for $7.18 per share;

(605)

On September 14, 2009, the limited partnership sold 1,600 shares of Common Stock on the open market for $7.17 per share;

(606)

On September 14, 2009, the limited partnership sold 1,330 shares of Common Stock on the open market for $7.16 per share;

(607)

On September 14, 2009, the limited partnership sold 455 shares of Common Stock on the open market for $7.15 per share;

(608)

On September 14, 2009, the limited partnership sold 500 shares of Common Stock on the open market for $7.14 per share;

(609)

On September 14, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $7.13 per share; and

(610)

On September 14, 2009, the limited partnership sold 145 shares of Common Stock on the open market for $7.12 per share.

(d)

Not applicable.

(e)

Not applicable.

Information with respect to WRCF-II 1997 Limited Partnership:

(a)

Aggregate number and percentage of Common Stock owned:  See Items 11 and 13 of the applicable cover page.  Pursuant to Rule 13d-4, WRCF-II 1997 Limited Partnership expressly declares that the filing of this Schedule 13D shall not be construed as an admission that WRCF-II 1997 Limited Partnership is, for the purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by this Schedule 13D other than the securities specified in Item 11 of the applicable cover page.

(b)

Share versus sole voting and dispositive powers:  See Items 7, 8, 9 and 10 of the applicable cover page.

(c)

Transactions since most recent filing on Schedule 13D through September 14, 2009: None.

(d)

Not applicable.

CUSIP No. 89267P 10 5                                              13D                                            Page 35 of 36 Pages

(e)

Not applicable.

Information with respect to William R. Cruz:

(a)

Aggregate number and percentage of Common Stock owned: See Items 11 and 13 of the applicable cover page.  Pursuant to Rule 13d-4, William R. Cruz expressly declares that the filing of this Schedule 13D shall not be construed as an admission that William R. Cruz is, for the purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by this Schedule 13D other than the securities specified in Item 11 of the applicable cover page.

(b)

Shared versus sole voting and dispositive powers:  See Items 7, 8, 9 and 10 of the applicable cover page.

(c)

Transactions since most recent filing on Schedule 13D through September 14, 2009:  See information above regarding transactions since most recent filing on Schedule 13D  by WRCF-I 1997 Limited Partnership and WRCF-II 1997 Limited Partnership.

(d)

Not applicable.

(e)

Not applicable.

[Signatures on next page]

CUSIP No. 89267P 10 5                                              13D                                            Page 36 of 36 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

September 16, 2009	/s/ William R. Cruz
(Date)	(Signature)

William R. Cruz, President of WRCF-I GP, Inc., the general partner of WRCF-I 1997 Limited Partnership
(Name and Title)

September 16, 2009	/s/ William R. Cruz
(Date)	(Signature)

William R. Cruz, President of WRCF-II Manager, Inc., the managing member of WRCF-II GP, LLC, the general partner of WRCF-II 1997 Limited Partnership
(Name and Title)

September 16, 2009	/s/ William R. Cruz
(Date)	(Signature)

William R. Cruz, individually
(Name and Title)